Exhibit 10.1
CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of January 8, 2010, by and between SIGMATRON INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Bank”). All references to Wells Fargo Bank in this Agreement shall mean Wells Fargo Bank, National Association.
RECITALS
     Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:
ARTICLE I
CREDIT TERMS
     SECTION 1.1. LINE OF CREDIT.
     (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including January 8, 2012, not to exceed at any time the aggregate principal amount of Twenty Five Million Dollars ($25,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of January 8, 2010 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.
     (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and sight commercial letters of credit for the account of Borrower (“Subfeature LCs”); provided however, that the aggregate undrawn amount of all outstanding Subfeature LCs shall not at any time exceed Two Million Dollars ($2,000,000.00). The form and substance of each Subfeature LC shall be subject to approval by Bank, in its sole discretion. Each standby letter of credit shall be issued for a term not to exceed three hundred sixty five (365) days and each sight commercial letter of credit shall be issued for a term not to exceed ninety (90) days, as designated by Borrower. The undrawn amount of all Subfeature LCs shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature LC shall be subject to the additional terms and conditions of Bank’s standard Standby Letter of Credit agreement or Commercial Letter of Credit agreement as applicable, and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature LC shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

     (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note or any other document or instrument required hereby; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.
     SECTION 1.2. TERM LOAN.
     (a) Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount as calculated below (“Term Loan”), the proceeds of which shall be used to refinance Borrower’s outstanding credit accommodations and finance office and warehouse facilities in Elk Grove Village, Illinois. Borrower’s obligation to repay the Term Loan shall be evidenced by a promissory note dated as of January 8, 2010 (“Term Note”), all terms of which are incorporated herein by this reference. Bank’s commitment to fund the Term Loan shall terminate on January 8, 2010. The Term Loan shall be in an amount equal to the least of: i) $2,500,000.00; ii) 65% of the appraised value determined by the Bank of real property located in Elk Grove Village, Illinois (the “Elk Grove Property”) securing the Term Loan, or iii) an amount that results in a projected debt service coverage ratio determined by the Bank of 1.25 to 1.0 based on the ratio of stabilized net income listed in the appraisal of the Elk Grove Property with debt service coverage determined by reference to net operating income of the Elk Grove Property identified in the appraisal of the Elk Grove Property divided by projected principal and interest due in the first year of the Term Loan.
     (b) Repayment. Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.
     (c) Prepayment. Borrower may prepay principal on the Term Loan in whole or in part, and solely in accordance with the provisions of the Term Note.
     SECTION 1.3. SECOND TERM LOAN. In its sole discretion, Bank may make a loan to Borrower in the principal amount of up to Two Million Dollars ($2,000,000.00) (“Second Term Loan”), the proceeds of which shall be used to provide working capital requirements and for other general corporate purposes. Borrower’s obligation to repay the Second Term Loan shall be evidenced by a promissory note (“Second Term Note”), in form and substance acceptable to Borrower and Bank, to be signed and dated as of the date of the funding of the Second Term Note. Subject to the Bank’s decision to agree to extend the Second Term Loan and the Borrower’s satisfaction of all conditions to funding, the Second Term Note shall fund not later than January 8, 2011, as and when requested by Borrower, and the principal thereof shall be due and payable in a lump sum on January 8, 2011. Interest shall be payable monthly beginning on the first day of the month immediately following the funding. Interest shall accrue at a rate equal to the rate per annum quoted by Wells Fargo Bank offered for U.S. dollar deposits on the London Inter-Bank Market, for the purpose of calculating effective rates of interest for loans making reference to “LIBOR” for a term of six months plus 1.00% per annum, and shall automatically renew for a second six-month interest period, which interest provisions shall appear in the Second Term Note. Borrower may prepay principal on the Second Term Loan in whole or in part, without premium or penalty, at any time, subject to any funding losses resulting from prepayment of the Second Term Note other than payment on the last day of the relevant interest period or other break funding costs. The conditions to advance of the Second Term Loan shall include: i) execution and delivery by the Borrower of the Second Term Note in form and substance mutually agreed between the Borrower and the Bank; ii) delivery of an irrevocable, standby letter of credit in face amount equal to the maximum principal amount of the Second Term Note together with 90 days’ estimated accrued interest thereon, which letter of credit shall be issued by a bank acceptable to the Bank and contain terms and conditions acceptable to the Bank; among these terms an expiry date at least 30 days after the stated maturity date of the Second Term Note; iii) evidence of the authority of the Borrower to execute, deliver and perform its obligations under the Second Term Note and related documents and the legality of the transactions thereunder and iv) such other conditions reasonable and customary under the circumstances.
     SECTION 1.4. INTEREST/FEES.
     (a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.
     (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.
     (c) Arrangement Fee. Bank has acknowledged that Borrower has paid to Bank a $10,000.00 non-refundable arrangement fee.
     (d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to three tenths percent (.30%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a 360 basis by Bank and shall be due and payable by Borrower in arrears on each quarter end.
     (e) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each standby or commercial letter of credit issued under any credit subject hereto equal to LIBOR per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any such letter of credit and fees upon the occurrence of any other activity with respect to any such letter of credit (including without limitation, the transfer, amendment or cancellation of any such letter of credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.
     SECTION 1.5. COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document (as defined in Section 2.2 hereof) other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by charging any deposit account maintained by Borrower with Wells Fargo Bank for the full amount thereof. Should there be insufficient funds in Borrower’s deposit accounts with Wells Fargo Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.
     SECTION 1.6. COLLATERAL.
     (a) As security for all indebtedness and other obligations of Borrower to Bank subject hereto under the Loan Documents, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles and inventory located in the United States.

     (b) As security for all indebtedness and other obligations of Borrower to Bank subject hereto, under the Term Loan, Borrower hereby grants to Bank a lien of not less than first priority on that certain real property located at 2201 Landmeier Road, Elk Grove Village, IL 60007 pursuant to the Mortgage and Assignment of Rents and Leases, dated January 8, 2010 (the “Mortgage”).
     (c) All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.
     (d) Borrower shall pay to Bank immediately upon demand the full amount of all reasonable out-of-pocket charges, costs and expenses (to include reasonable out-of-pocket fees paid to third parties), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.
     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.
     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.
     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.
     SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated April 30, 2009, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its domestic assets or properties except in favor of Bank, Bank of America (which security interest shall be satisfied in full upon the closing of the loan contemplated by the Line of Credit Note and the Term Note), equipment leases with Wells Fargo Equipment Finance, Inc., GE Capital or Plains Capital Leasing, in each case as set forth in Schedule 5.3 hereto or as otherwise permitted by Bank in writing.
     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.
     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.
     SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.
     SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.
     SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.
     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in Schedule 2.11 hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
     SECTION 2.12. REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:
     (a) All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.
     (b) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.
     (c) None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.
     (d) There is no pending, or to the best of Borrower’s knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.
ARTICLE III
CONDITIONS
     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:
     (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.
     (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:
(i)	This Agreement.

(ii)	Revolving Line of Credit Note.

(iii)	Term Loan.

(iv)	Corporate Resolution: Borrowing.

(v)	Certificate of Incumbency.

(vi)	Continuing Security Agreement: Rights to Payment and Inventory.

(vii)	Security Agreement: Equipment and Fixtures.

(viii)	Mortgage and Assignment of Rents and Leases.

(ix)	Fax Transmission and Acceptance of Requests, Instructions, Documents and Information.

(x)	Facsimile Transmissions of Applications for Issuance of, and Amendments to, Letters of Credit.

(xi)	Insurance Information request

(xii)	Such other documents as Bank may require under any other Section of this Agreement.
     (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.
     (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of marine cargo insurance, accounts receivable insurance and business personal property insurance, and policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.
     (e) Real Property Appraisals. Bank shall have obtained, at Borrower’s cost, an appraisal of all real property collateral required hereby, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion.
     (f) Title Insurance. Bank shall have received an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank’s lien on the real property collateral required hereby to be of first priority, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower.
     (g) Phase I Environmental Survey. A Phase I environmental survey of the Elk Grove Property in form and substance satisfactory to the Bank.
     (h) Field Audit. A completed field audit of Borrower covering areas customarily examined by the Bank in form and substance satisfactory to the Bank.
     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:
     (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including without limitation, the following:
(i)	For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank’s standard Application for Commercial Letter of Credit.
(ii)	For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank’s standard Application for Standby Letter of Credit.
     (c) Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.
ARTICLE IV
AFFIRMATIVE COVENANTS
     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:
     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.
     SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, during regular business hours, with a reasonable prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.
     SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:
     (a) not later than 120 days after and as of the end of each fiscal year, an unqualified audited consolidated and consolidating financial statement of Borrower, prepared by a certified public accountant acceptable to Bank in accordance with generally accepted accounting principles, to include balance sheet, income statement, and statement of cash flows;
     (b) not later than 30 days after and as of the end of month, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement and statement of cash flows;
     (c) not later than 45 days after the end of each quarter, consolidated and consolidating financial statements of the Borrower prepared by the Borrower, to include balance sheet, income statement and statement of cash flows;
     (d) not later than 25 days after and as of the end of each month, an inventory report showing the types, locations and unit or dollar values of all the inventory collateral, an aged listing of accounts receivable to include both factored and unfactored accounts, an aged listing of accounts payable, and a reconciliation of accounts,
     (e) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;
     (f) from time to time such other information as Bank may reasonably request.
     SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.
     SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.
     SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.
     SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.
     SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any material litigation pending or threatened against Borrower.
     SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s consolidated financial statements for the period ending January 31, 2010:
     (a) Minimum Tangible Net Worth not less than $45,050,400.00 plus 50% of quarterly net profit after taxes plus 100% of any increases in equity or subordinated debt at each fiscal quarter end. “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.

     (b) Total Liabilities divided by Tangible Net Worth not greater than 1.5 to 1.0 at each fiscal quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities, and with “Tangible Net Worth” as defined above.
     (c) Fixed Charge Coverage Ratio not less than 2.0 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes plus depreciation expense, amortization expense, cash capital contributions minus dividends, distributions, divided by the aggregate of the current maturity of long-term debt and capitalized lease payments.
     (d) Minimum Quick Ratio not less than 1.0 to 1.0 at each fiscal quarter end, with “Quick Ratio” defined as the sum of total cash and cash equivalents plus accounts receivable less bad debt reserve to current total liabilities.
     (e) Net Profit After Tax not less than $1.00 on a rolling 4-quarter basis, determined as of each fiscal quarter end.
     SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than ten (10) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or the occurrence of any loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s domestic property that is reasonably estimated to involve a loss of more than $25,000 that is not covered by insurance.
     SECTION 4.11. COLLATERAL AUDITS. Permit Bank to audit all Borrower’s collateral required hereunder, with such audits to be performed from time to time at Bank’s option by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank’s costs and expenses of each audit to be reimbursed in full by Borrower. Bank shall not be required to share the results of the audit(s) with Borrower or any third party.
     SECTION 4.12. STOCK PLEDGES. On or before April 8, 2010, Borrower shall deliver to Bank documentation in form and substance satisfactory to Bank, including enforceable pledge agreements and legal opinions, evidencing Borrower’s pledge of 65% of its equity ownership interests in each of its direct and indirect foreign subsidiaries, including, but not limited to Standard Components de Mexico S.A and AbleMex S.A. de C.V. in Mexico, SigmaTron International Trading Co. and SigmaTron Taiwan Branch in Taiwan, and Wujiang SigmaTron Electronics Co., Ltd. in The People’s Republic of China. To the extent applicable, Borrower shall also provide evidence satisfactory to Bank that the necessary approvals have been obtained and registration of such documentation has occurred in each jurisdiction.
     SECTION 4.13. INVENTORY APPRAISAL. On or before February 5, 2010, Bank shall have obtained, at Borrower’s cost, an appraisal of all Borrower’s inventory, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank in its reasonable discretion.

     SECTION 4.14 REAL PROPERTY TAX COMPLIANCE. Borrower shall provide evidence of payment of real property taxes on the Elk Grove Property within fifteen (15) days of the due date for each installment thereof.
ARTICLE V
NEGATIVE COVENANTS
     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:
     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.
     SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $3,500,000.00.
     SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans, guaranties, or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, Wells Fargo Equipment Finance, Inc., GE Capital or Plains Capital Leasing in each case as set forth in Schedule 5.3 hereto and up to $1,500,000.00 at any time outstanding to GE Capital for equipment leases incurred after the date hereof (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.
     SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as_a worldwide seller of electronic products and services; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.
     SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing (a) existing as of, and disclosed to Bank prior to, the date hereof or (b) in an amount not to exceed $100,000 in the aggregate.
     SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, and Borrower shall provide to Bank, upon request, any documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid.
     SECTION 5.7. PLEDGE OF ASSETS. (a) Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank, Wells Fargo Equipment Finance, Inc., GE Capital or Plains Capital Leasing, or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, or (b) agree with any other person or entity not to mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.
     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.
     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days after notice from Bank of its occurrence.
     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any material contract, instrument or document (other than any of the Loan Documents) binding on Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including to Bank.
     (e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.
     (f) The filing of a notice of judgment lien in excess of $50,000.00 against Borrower or any Third Party Obligor; or the recording of any abstract of judgment in excess of $50,000.00 against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, in excess of $50,000.00 against the assets of Borrower or any Third Party Obligor; or the entry of a judgment in excess of $50,000.00 against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and is not vacated or dismissed within 60 days after the filing thereof.
     (g) There shall exist or occur any event or condition that Bank in good faith believes impairs the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.
     (h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor and such action is not dismissed within 60 days after the commencement thereof.
     (i) The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower; or any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest) of Borrower.
     (j) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.
     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.
ARTICLE VII
MISCELLANEOUS
     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	SIGMATRON INTERNATIONAL, INC.
2201 Landmeier Road
Elk Grove Village, IL 60007
Attn: Linda K. Frauendorfer, CFO

With a copy to:	Henry J. Underwood
Howard and Howard Attorneys PLLC
200 South Michigan Avenue
Suite 1100
Chicago, IL 60604

BANK:	WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION
230 W. Monroe Street, 29th Floor
Chicago, IL 60606
or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) business days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.
     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all reasonable out-of-pocket payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include reasonable outside counsel fees), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding that may be awarded or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business or any collateral required hereunder; provided that any information provided to the Bank by the Borrower and identified by the Borrower as material non-public information shall not be disclosed to the prospective assignee or participant unless and until the prospective assignee or participant has agreed in writing for the benefit of Borrower to maintain the confidentiality of such non-public information.
     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.
     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
     SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.
     SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, but giving effect to federal laws applicable to national banks.
     SECTION 7.11. ARBITRATION.
     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.
     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Chicago, Illinois selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.
     (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession to the extent permitted under applicable law; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.
     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Illinois or a neutral retired judge of the state or federal judiciary of Illinois, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Illinois and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Illinois Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
     (e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

     (f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.
     (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.
     (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO HSBC TRADE BANK,
SIGMATRON INTERNATIONAL, INC.		NATIONAL ASSOCIATION

By:	/s/ Linda K. Frauendorfer	By:	/s/ Matthew Soper

	Title: Chief Financial Officer		Matthew Soper Relationship Manager

Disclosure Schedules
Credit Agreement
between
SigmaTron International, Inc.
and
Wells Fargo HSBC Trade Bank, National Association,
dated January 8, 2010

Credit Agreement
between
SigmaTron International, Inc.
and
Wells Fargo HSBC Trade Bank, National Association,
dated January 8, 2010
Schedule 2.11
Environmental Matters
None

Credit Agreement
between
SigmaTron International, Inc.
and
Wells Fargo HSBC Trade Bank, National Association,
dated January 8, 2010
Schedule 5.3
Other Indebtedness

		Loan Balance as of
Name	Lease #	January, 2010

WELLS FARGO EQUIPMENT FINANCE, INC.*
733 MARQUETTE AVENUE
SUITE 700
MAC N9306-070
MINNEAPOLIS, MINNESOTA 55402

PLAINS CAPITAL LEASING	2114	$35,547.43
6221 RIVERSIDE DR.
SUITE 105
IRVING, TEXAS
PH 214-775-4607
(CUST. NO. 0002114)

GE CAPITAL**	GE 013	$177,923.09
P.O. BOX 31001 0802	GE 014	$244,950.96
PASADENA CA 91110-0802
PH: 800-362-0135
CUST. NO 825622327

*	replaces Banc of America Leasing & Capital LLC, Master Lease Agreement No. 4762700

**	leased property in Mexico and not subject to lien of Wells Fargo HSBC Trade Bank, National Association or affiliates.